Exhibit 10.2

TELEFLEX

Mario Wijker
[ADDRESS OMITTED]

31 January 2019

Dear Mario:

The purpose of this letter is to confirm our mutual understanding of the terms and conditions of your benefits package as it relates to your current commuting arrangement between the Netherlands and Ireland and to your eventual permanent relocation and localization to Ireland, per your employment agreement.

Pre-localization

In the time between your start date and the date you relocate to Ireland, it is intended that you will commute from your home in the Netherlands to the Athlone, Ireland office at a frequency agreed upon by you and the Company.

Payroll/ /Retirement/Medical Benefits
During this time, you will remain on the Netherlands payroll and continue paying into all applicable local tax, social security and retirement schemes. Additionally, your annual vacation entitlement, holiday schedule and all applicable rules will be aligned to the Netherland's policy.

Should our third-party tax firm (Deloitte) advise us that the Company is required to report your earnings and/or you become required to pay taxes in Ireland based on the extent of your Irish-sourced income, the Company may be required to split your pay between the Netherlands and Ireland to ensure compliance with both jurisdictions. Any payroll changes will be discussed and reviewed with you prior to implementation.

You will continue to participate in the Netherlands medical coverage during your commuting arrangement to Ireland. The Company offers Business Travel Accident Insurance to cover any medical costs related to accidents or illness while you are traveling on Company business. Please see more information attached.

Relocation Benefits Available during Commuting Arrangement from Netherlands to Ireland

Immigration
Costs related to required passports, visas, immunizations, standard physical examinations and other reasonable and necessary medical or document costs for you will be reimbursed by the Company.

Relocation Allowance
The purpose of this allowance is to cover the cost of any incidental expenses associated with the relocation that are not otherwise reimbursed or paid for specifically in this agreement. The Relocation Allowance, payable to you upon signing this agreement and your repayment agreement, is equal to two months of your annual Netherlands base salary and is subject to applicable taxes and social security.

Relocation Assistance
The Company will pay for relocation services through our relocation company Aires to assist you with the purchase of your home in Ireland. The services are outlined below:

Up to 4 days of HOME PURCHASE ASSISTANCE
•DSC to research market within required budget
•Book and accompany to viewings
•Provide copy of itinerary to IAC
•Identify property
•Engage Solicitor & negotiate rates
•Engage Surveyor
•Referral to mortgage package provider
•Introduction to furniture and appliance purchase
•Help negotiate costs and fees
•Arrange for telephone, internet, cable etc. installation
•Identify insurance company for home and car
•Community familiarization, including shopping facilities
•
To the extent any of the relocation services provided are deemed to be a taxable benefit-in-kind, you will be responsible for paying any tax or social charges.

Relocation Benefits Available upon Localization to Ireland
You would be eligible for any of the relocation benefits stated above not utilized during the commuting phase of your relocation for the localization to Ireland.

Immigration
Costs related to required passports, visas, immunizations, standard physical examinations and other reasonable and necessary medical or document costs for your accompanying family members will be reimbursed by the Company. Work permits for your family members are not included or sponsored by the Company.

Household Goods Shipment
The Company will provide you with a relocation consultant who will coordinate all aspects of your household goods move including the pre-move survey, packing, loading, transportation, insurance valued at up to 218,000 EUR, procurement of customs documentation, customs clearance, storage, unloading and unpacking. The size of the surface and air shipments covered by the Company will depend on your family size. You will also be eligible for excess baggage fees of up to 50 lbs. or 23 kilos.

Teleflex does not provide support for items requiring special care or involving security considerations such as furs, jewelry, guns, weapons, valuable hobby collections, and irreplaceable art. Additionally, Teleflex will not pay for the shipment of automobiles, mobile homes, vans, boats, motorcycles or other large or fragile cargo (i.e., wine collections). All shipped items must meet the customs and import requirements of the destination country. Surface shipment is limited to essential and approved items.

The maintenance of an inventory listing required for insurance or custom/immigration purposes is your responsibility. Teleflex does not arrange for, or cover any costs associated with, the shipment of pets.

Purchase/Sale of Residence
Teleflex will not reimburse any costs associated with the sale or purchase of a residence in any country as a result of this localization, including, but not limited to, closing costs, real estate commissions, taxes of any kind and losses on the eventual sale of the residence. Teleflex will also not reimburse any currency fluctuations, foreign exchange losses, duplicate housing costs, or taxes on the capital gain triggered by a sale.

Repayment Agreement
Prior to providing relocation services, the Company will require your agreement to repay relocation expenses in the event that you voluntarily terminate your employment with the Company within two years of the services being provided. As it is anticipated that relocation support will be delivered in two phases, first during your commuting arrangement (home purchase assistance, relocation allowance, and immigration) and then a household goods shipment upon localization to Ireland, you will receive two separate agreements for signature that will align the specified repayment period to the applicable dates of service.

Coordination of your Commuting Arrangement and Relocation
The Total Rewards function will coordinate all technical and practical aspects of your relocation including authorizing and managing services with third-party vendors, authorizing payments to you, instructions for Home and Host Location payrolls as well as coordinating with the Home and Host Location Human Resource Business Partners. Please contact Jessica Whalen (Jessica.whalen@teleflex.com) or Diana Clifford (diana.clifford@teleflex.com).

Company's Relocation Consultant
The Company's Relocation Consultant is AIReS. You will be assigned a counselor who is to be your relocation coordinator and information resource on all aspects of your relocation and corresponding services. AIReS should process the audit and reimbursement of all relocation expenses related to your relocation, such as immigration expenses.

Company's Third-Party Tax Advisor
The Company's third-party tax advisor is Deloitte. You will be assigned a home country and host country tax consultant. You will be responsible for paying all actual tax on your earnings in the Netherlands, and in Ireland should that become required, including taxable benefits-in-kind.

Deloitte will arrange a briefing to cover the tax issues associated your frequent travel and subsequent localization. This will assist you in considering the tax implications of the localization, and is also an important step in ensuring that you and the Company are in compliance with all Netherlands and Irish tax regulations. For this reason, the tax briefing is mandatory.

Deloitte will also be charged with preparing and filing your Netherlands and Irish tax returns for the 2019 tax year. Please note that you are responsible for collecting all data required for your tax filing. Any penalties and interest incurred on late payments due to delays in receiving your information will be your responsibility.

Data Privacy
As a condition of your commuting arrangement and relocation, you are explicitly consenting to the collection, retention, use and transfer, in electronic or other form, of personal data by and among, as applicable, the Company and any of its affiliates and the third-party vendors engaged by the Company to provide specific services, including but not limited to relocation services providers and global tax services firms, for the exclusive purpose of implementing, administering and managing your commuting arrangement and relocation in compliance with Company policy and practice and local tax laws.

You understand and agree that the Company and any of its affiliates and its third-party vendors collect, retain, use and transfer certain personal information about you, and potentially your family members as needed, including but not limited to names, home addresses and telephone numbers, dates of birth, compensation, benefits, social security or other identification numbers, nationalities and job titles for the purpose of implementing, managing and administering your commuting arrangement and relocation.

You understand and agree that the Company and any of its affiliates and its third-party vendors collect, retain, use and transfer certain personal information about you may be located in your home country, or elsewhere, and that the data recipient's country may have different data privacy laws and protections than your home country. You understand that you may request a list with the names and addresses of any potential recipients of the shared data by contacting Diana Clifford in the Total Rewards function.

You understand and agree (i) that the Data will be held only as long as is necessary to implement, manage, and administer your commuting arrangement and relocation; (ii) that you may, at any time, view the data, request additional information about the storage and processing of the data, require any necessary amendments to the data, or refuse or withdraw consent to the use and transfer of the data, without cost, by delivering such revocation or withdrawal of consent in writing to Diana Clifford; and (iii) that refusal or withdrawal of consent may affect the administration of your commuting arrangement and relocation.

Sincerely yours,

/s/ Cam Hicks      Date: February 1, 2019
Cam Hicks
VP Global HR and Communications

Acknowledge and Concur: /s/ Mario Wijker
Mario Wijker

Cc: Jessica Whalen
Cc: Diana Clifford
Cc: Monika Vikander-Hegarty